PROSPECTUS Dated May 18, 2000           Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 48 to
Dated May 18, 2000                          Registration Statement No. 333-34392
                                                         Dated December 21, 2000
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------

                      8% Reset PERQS due February 28, 2003
           Mandatorily Exchangeable For American Depositary Receipts
                        Representing Ordinary Shares of
                               NOKIA CORPORATION

    Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                               ("Reset PERQS(SM)")

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 8% Reset PERQS due February 28, 2003, Mandatorily Exchangeable For American Depositary Receipts Representing Ordinary Shares of Nokia Corporation, which we refer to as the Reset PERQS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered or delisting-triggered acceleration event described in the accompanying pricing supplement. The other terms of the Reset PERQS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-12 of Pricing Supplement No. 48 is replaced in its entirety by the following:

Acceleration Event......................If on any date (i) the product of the
                                        Market Price per Nokia ADR and the
                                        Exchange Factor is less than $4.00 or
                                        (ii) the Nokia ADRs are not listed on a
                                        United States national securities
                                        exchange without having been
                                        substituted by Nokia ordinary shares
                                        listed on a United States national
                                        securities exchange, the Maturity Date
                                        of the Reset PERQS will be deemed to be
                                        accelerated to such date (the "date of
                                        acceleration"). Upon such acceleration,
                                        you will receive per Reset PERQS on the
                                        third Business Day following the date
                                        of acceleration, but in no event later
                                        than the scheduled Maturity Date (the
                                        "date of delivery"):

                                            o    a number of Nokia ADRs at the
                                                 then current Exchange Ratio,
                                                 as adjusted by the then
                                                 current Exchange Factor; and

                                            o    accrued but unpaid interest
                                                 to but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to
                                                 the sum of the present values
                                                 of the remaining scheduled
                                                 payments of interest on the
                                                 Reset PERQS (excluding any
                                                 portion of such payments of
                                                 interest accrued to the date
                                                 of delivery) discounted to
                                                 the date of delivery based on
                                                 the interpolated U.S. dollar
                                                 zero swap rate from and
                                                 including the date of
                                                 delivery to but excluding
                                                 each applicable payment date.

                                        Holders will not be entitled to receive
                                        the return of the $7.9875 principal
                                        amount of each Reset PERQS upon an
                                        Acceleration Event.

The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Nokia is subject to a reorganization event in which holders of Nokia ADRs receive only cash, as described in paragraph 5 under "Description of Reset PERQS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the Reset PERQS, as described under "Description of Reset PERQS--Alternate Exchange Calculation in Case of an Event of Default."